PRICING SUPPLEMENT NO. 12                      FILED PURSUANT TO RULE 424(b)(3)
DATED JUNE 16, 2005 TO                              REGISTRATION NO. 333-110318
PROSPECTUS DATED DECEMBER 3, 2003
AND PROSPECTUS SUPPLEMENT DATED MARCH 26, 2004

                     AMERICAN GENERAL FINANCE CORPORATION
                          MEDIUM-TERM NOTES, SERIES I
                                (FLOATING RATE)
                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount:  U.S. $150,000,000                    Original Issue Date:  June 21, 2005
Agent's Discount or Commission:  U.S. $150,000          Stated Maturity:  June 21, 2007
Net Proceeds to Issuer:  U.S. $149,850,000              Interest Rate:  3-Month LIBOR + 6bps
Form:  [ x  ] Book Entry  [    ] Certificated           CUSIP No.:  02635PSX2
Specified Currency (If other than U.S. dollars):  N/A   Authorized Denominations (If other than
                                                        U.S.$1,000 dollars and integral multiples
                                                        thereof):  N/A

The notes are being placed through or purchased by the Agent listed below:
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
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated                U.S. $150,000,000     Capacity: [ x ] Agent [   ] Principal

If as Agent:  The notes are being offered at a fixed initial public offering price of 100.00% of principal amount.

If as Principal:
      [   ]   The notes are being offered at varying prices related to
              prevailing market prices at the time of resale.
      [   ]   The notes are being offered at a fixed initial public offering price of ____% of principal amount.

Initial Interest Rate:     To be determined
Interest Reset Dates:      Quarterly on the 21st day of each June, September,
                           December and March
Interest Payment           Quarterly on the 21st day of each June, September,    INTEREST RATE BASIS OR BASES:
Dates:                     December and March, commencing September 21,          [   ] CD Rate
                           2005                                                  [   ] CMT Rate
Regular Record Dates:      15 calendar days prior to each Interest Payment Date        [   ] CMT Moneyline Telerate Page 7051
                                                                                       [   ] CMT Moneyline Telerate Page 7052
Spread (+/-):  +6 bps                                                                        [   ] One-Week Average Yield
Spread Multiplier:  N/A                                                                      [   ] One-Month Average Yield
Maximum Interest Rate:  N/A                                                      [   ] Commercial Paper Rate
Minimum Interest Rate:  N/A                                                      [   ] Eleventh District Cost of Funds Rate
Index Maturity:  3-month                                                         [   ] Federal Funds Open Rate
                                                                                 [   ] Federal Funds Rate
INTEREST CALCULATION:                                                            [ x ] LIBOR
[ x ] Regular Floating Rate Note                                                       [   ] LIBOR Reuters
[   ] Floating Rate/Fixed Rate Note                                                    [ x ] LIBOR Moneyline Telerate
         Fixed Rate Commencement Date:                                           [   ] Prime Rate
         Fixed Interest Rate:                                                    [   ] Treasury Rate
[   ] Inverse Floating Rate Note                                                 [   ] Other_________________
         Fixed Interest Rate:

Redemption Provisions:
    [ x ]  The notes cannot be redeemed prior to the Stated Maturity.
    [   ]  The notes may be redeemed prior to the Stated Maturity.
           Initial Redemption Date:
           Initial Redemption Percentage: ___%
           Annual Redemption Percentage Reduction: ___%

Optional Repayment Provisions:
    [ x ]  The notes cannot be repaid prior to the Stated Maturity.
    [   ]  The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.
           Optional Repayment Date(s):

Other Provisions:  None.




We are offering the notes on a continuing basis through ABN AMRO Incorporated, Banc of America Securities LLC, Barclays Capital, BNP PARIBAS, Citigroup, Deutsche Bank Securities, Goldman, Sachs & Co., HSBC, JPMorgan, Morgan Stanley, UBS Investment Bank and Wachovia Securities, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted offers to purchase $4,681,886,000 aggregate principal amount (or its equivalent in one or more foreign currencies) of notes described in the accompanying prospectus supplement.


                          _______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.